Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 5, 2012, between BWAY Parent Company, Inc., a Delaware corporation (“Successor”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, BOE Merger Corporation, a Delaware corporation (“Merger Sub”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 5, 2012, providing for the issuance of 9.50%/10.25% Senior PIK Toggle Notes due 2017 (the “Notes”);

WHEREAS, BOE Intermediate Holding Corporation, a Delaware corporation (“Buyer”), entered into an Agreement and Plan of Merger, dated as of October 2, 2012 (the “Merger Agreement”), with Merger Sub, a wholly owned subsidiary of the Buyer, Successor and Madison Dearborn Capital Partners VI-A, L.P., a Delaware limited partnership solely in its capacity as representative set forth therein, which provides for the merger of Merger Sub with and into Successor (the “Merger”), with Successor continuing its existence under Delaware law;

WHEREAS, Section 5.01 of the Indenture provides, among other things that Merger Sub shall not be prevented from merging with or into Successor; provided that, among other things, the Successor assumes all of the obligations of Merger Sub under the Notes pursuant to a supplemental indenture;

WHEREAS, Section 9.01 of the Indenture provides that the Company or the Guarantors may, without the consent of the Holders of Notes, enter into a supplemental indenture for the purposes of evidencing the succession of another Person to the Company and the Trustee is authorized to execute and deliver this First Supplemental Indenture;

WHEREAS, Successor has been authorized by or pursuant to a resolution of the Board of Directors to enter into this First Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Successor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. ASSUMPTION BY SUCCESSOR AND AGREEMENT TO BE BOUND

(a) In accordance with Sections 5.01 and 9.01 of the Indenture, Successor hereby expressly assumes all of the obligations of Merger Sub under the Notes and the Indenture.

(b) Successor shall succeed to, , be bound by all covenants, agreements, representations, warranties and acknowledgments attributable to the Company and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if Successor had been the “Company” in the Indenture and the Notes at the time of effectiveness of the Indenture and the Notes.

3. EFFECTIVENESS. This First Supplemental Indenture shall become effective as of the effective time of the Merger.

4. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of Successor will have any liability for any obligations of the Successor under the Notes and this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

5. Ratification of Indenture; First Supplemental Indenture; Part of Indenture. Except as expressly amended and supplemented hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, conditions and provisions thereof, including, without limitation, Section 7.07 thereof, shall remain in full force and effect. This First Supplemental Indenture shall form part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby

6. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof

9. THE TRUSTEE. The Trustee shall not be responsible in any manner WHATSOEVER for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Successor.

10. SUCCESSORS. All agreements of Successor in this First Supplemental Indenture SHALL bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: November 5, 2012

BWAY PARENT COMPANY, INC.

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Linda Garcia
Name: Linda Garcia
Title: Vice President

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